Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated October 22, 2024 in the Registration Statement on Form F-1, under the Securities Act of 1933, with respect to the consolidated balance sheet of Luokung Technology Corp. and Subsidiaries (collectively referred to as the “Company”) as of December 31, 2023, the related consolidated statements of operations and comprehensive loss, changes in shareholder’s equity and cash flows for the year ended December 31, 2023 and the related notes. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

Thomas Tsang

MRI Moores Rowland LLP

Singapore

January 22, 2025

MRI Moores Rowland LLP (T14LL1146H)

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